Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of FalconStor Software, Inc. on Form S-1 Amendment No. 4 File No. 333-256756 of our report dated March 10, 2021, with respect to our audits of the consolidated financial statements of FalconStor Software, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of FalconStor Software, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

June 21, 2021